Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2014 RESULTS;

PROVIDES 4th QUARTER, UPDATED 2014 OUTLOOK AND INITIAL 2015 OUTLOOK

Boca Raton, Florida, November 4, 2014

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2014. Highlights of the results include:

Third quarter over year earlier period:

•	Site leasing revenue growth of 21%

•	Tower Cash Flow growth of 25%

•	Net income decreased from $22 million in income to a $17 million loss

•	Adjusted EBITDA growth of 25%

•	AFFO Per Share growth of 28%

“We experienced another strong quarter of customer activity” commented Jeffrey A. Stoops, President and CEO. “Organic leasing growth was very good, particularly in the U.S. and Brazil. Once again we executed well operationally. Our customers remain busy with network investment, and we expect strong levels of customer activity to continue through 2015. We are introducing our 2015 Outlook, which anticipates solid growth across a variety of metrics and implies another year of material growth in AFFO per share. We intend to maintain our target net debt/adjusted EBITDA leverage ratio which, based on our expected EBITDA, implies that we will have the ability to make additional investment in portfolio growth and/or stock purchases beyond the amount of discretionary investment assumed in our 2015 Outlook. Given current and expected continued favorable levels of customer activity, capital market conditions and our operational performance, we believe this investment activity will drive additional value creation for our shareholders.”

Operating Results

Total revenues in the third quarter of 2014 were $393.3 million compared to $332.1 million in the year earlier period, an increase of 18.4%. Site leasing revenue of $349.0 million increased 21.4% over the year earlier period. Domestic cash site leasing revenue was $283.8 million in the third quarter of 2014 compared to $252.6 million in the year earlier period, an increase of 12.3%. International cash site leasing revenue was $48.8 million in the third quarter of 2014 compared to $18.3 million in the year earlier period, an increase of 167.1%.

Site leasing Segment Operating Profit of $271.1 million increased 23.5% over the year earlier period. Site leasing contributed 96.3% of the Company’s total Segment Operating Profit in the third quarter of 2014. Domestic site leasing Segment Operating Profit of $230.7 million increased 11.8% over the year earlier period. International site leasing Segment Operating Profit of $40.4 million increased 207.1% over the year earlier period. Site development revenues were $44.3 million in the third quarter of 2014 compared to $44.6 million in the year earlier period, a decrease of 0.7%. Site development Segment Operating Profit Margin was 23.3% in the third quarter of 2014 compared to 21.0% in the year earlier period.

Tower Cash Flow for the third quarter of 2014 was $263.8 million, a 24.6% increase over the year earlier period. Tower Cash Flow Margin for the third quarter of 2014 was 79.3% compared to 78.2% in the year earlier period.

Domestic Tower Cash Flow for the third quarter of 2014 was $228.8 million compared to $199.2 million in the year earlier period, an increase of 14.8%. International Tower Cash Flow for the third quarter of 2014 was $35.0 million compared to $12.5 million in the year earlier period, an increase of 180.5%.

Net loss for the third quarter of 2014 was $16.6 million or $(0.13) per share compared to a net income of $21.5 million or $0.17 per share in the year earlier period. Net income in the third quarter of 2013 was positively impacted by $34.2 million of Other Income, which included a gain on the sale of the Company’s claim against Lehman Brothers related to a hedge terminated when Lehman Brothers filed for bankruptcy in 2008.

Adjusted EBITDA in the third quarter of 2014 was $254.3 million compared to $203.7 million in the year earlier period, an increase of 24.9%. Adjusted EBITDA Margin was 67.5% in the third quarter of 2014 compared to 64.6% in the year earlier period.

Net Cash Interest Expense was $78.0 million in the third quarter of 2014 compared to $62.7 million in the year earlier period.

AFFO increased 29.4% to $173.8 million in the third quarter of 2014 compared to $134.3 million in the year earlier period. AFFO per share increased 27.9% to $1.33 in the third quarter of 2014 compared to $1.04 in the year earlier period. AFFO for the third quarter includes a non-recurring benefit of $7.4 million for coupon interest expense not required to be paid upon conversion of our 4.0% Convertible Senior Notes (the “4.0% Notes”).

Investing Activities

During the third quarter of 2014, SBA purchased 94 communication sites for $79.9 million in cash. SBA also built 114 towers during the third quarter of 2014. As of September 30, 2014, SBA owned or operated 22,454 communication sites, 15,099 of which are located in the United States and its territories, and 7,355 of which are located internationally. In addition, the Company spent $12.4 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the third quarter of 2014 were $140.5 million, consisting of $8.6 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $131.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, purchasing land and easements, and capital expenditures associated with the purchase of a new headquarters building).

Subsequent to the third quarter of 2014, the Company acquired 52 communication sites and related assets and liabilities for aggregate consideration of $40.6 million in cash. In addition, including the Company’s previously announced Oi acquisition, the Company has agreed to purchase in the U.S. and internationally 1,707 communication sites for an aggregate amount of $519.4 million. The Company anticipates that the Oi acquisition will be closed by December 1, 2014, and that the remainder of these acquisitions will be consummated by the end of the first quarter of 2015.

Financing Activities and Liquidity

SBA ended the third quarter with $7.6 billion of total debt, $502.1 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $7.1 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.9x and 4.6x, respectively.

On July 1, 2014, the Company issued $750.0 million aggregate principal amount of its 4.875% Senior Notes due 2022 (the “4.875% Notes”). The net proceeds from the 4.875% Notes were used to redeem all of the 8.25% Notes due 2019 and the associated call premium on August 15, 2014, pay the conversion obligations with respect to approximately $121.0 million aggregate principal amount of the 4.0% Notes, and for general corporate purposes.

During the third quarter, the Company settled $6.7 million in principal of the 4.0% Notes in connection with conversion notices received during the second quarter. In addition, during the third quarter, the Company received conversion notices totaling $371.7 million in principal of the 4.0% Notes and settled $4.6 million in principal. The total principal settled during the quarter of $11.3 million was settled for $11.3 million in cash and 0.3 million shares of the Company’s Class A common stock. On October 1, 2014, the Company settled its conversion obligation of $367 million in principal of the 4.0% Notes for $367 million in cash and 8.7 million shares of Class A common stock. Concurrently with the settlement of the Company’s conversion obligation, the Company settled the convertible note hedges that the Company had initially purchased at the time the outstanding 4.0% Notes were issued, receiving 9.0 million shares of its Class A common stock. As a result, SBA’s outstanding share count was not impacted by the conversion of these notes. The remaining $38,000 aggregate principal amount of 4.0% Notes that was not converted matured on October 1, 2014 and was settled in cash at principal plus accrued interest.

During the third quarter, the Company paid $326.6 million to early settle approximately 32% of the original total outstanding warrants, representing approximately 5.3 million underlying shares of Class A common stock, originally scheduled to mature in the first quarter of 2015. Subsequent to the third quarter, the Company early settled approximately 7% of the original total outstanding warrants for $74.3 million, representing approximately 1.2 million underlying shares, originally scheduled to mature in the first quarter of 2015. As of the date of this press release, the Company has approximately 31% of the original warrants still outstanding representing approximately 5.1 million underlying shares.

On October 15, 2014, the Company, through its existing SBA Tower Trust, issued $920.0 million of 2.898% Secured Tower Revenue Securities Series 2014-1C which have an anticipated repayment date of October 2019 and a final maturity date of October 2044 and $620.0 million of 3.869% Secured Tower Revenue Securities Series 2014-2C which have an anticipated repayment date of October 2024 and a final maturity date of October 2049 (collectively the “2014 Tower Securities”). The aggregate $1.54 billion of 2014 Tower Securities have a blended interest rate of 3.289% and a weighted average life through the anticipated repayment date of 7.0 years. Net proceeds from this offering were used to prepay in full $680 million of Series 2010-1 securities and to repay the $300 million outstanding balance under the Company’s Revolving Credit Facility which had been drawn in order to partially repay the 4.0% Notes due October 1, 2014. The remaining net proceeds will be used for general corporate purposes.

During the third quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

As of the date of this press release, there are no amounts outstanding under the $770.0 million Revolving Credit Facility, and the amount available based on specified covenants under the facility is $770.0 million.

Outlook

The Company is providing its fourth quarter 2014 Outlook, updating its Full Year 2014 Outlook, and providing its initial 2015 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s fourth quarter 2014 Outlook assumes that the previously announced Oi acquisition will close on December 1, 2014. The Company’s initial 2015 Outlook assumes approximately $54.8 million of non-cash straight-line leasing revenue while the full year 2014 Outlook assumes approximately $57.4 million of non-cash straight-line leasing revenue. The 2015 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $16 million associated with 2015 iDEN lease terminations, which from a timing perspective have been assumed to occur on the basis least favorable to SBA pursuant to previously negotiated contractual rights. The 2015 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2015 guidance. The Company’s initial 2015 Outlook includes new tower builds in the U.S. and internationally of 560 to 580 towers. The Full Year 2015 Outlook also contemplates settling all of the remaining warrant obligations under the Company’s 4.0% Notes for cash by the end of the first quarter of 2015. The Outlook does not contemplate any new financings or any repurchases of the Company’s stock during 2015. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.50 Brazilian Reais to 1.0 U.S. Dollar for the fourth quarter of 2014 and full year 2015.

	Quarter ending December 31, 2014	Full Year 2014	Full Year 2015
($’s in millions)
Site leasing revenue (1)	$352.0 to $357.0	$1,350.8 to $1,355.8	$1,501.0 to $1,526.0
Site development revenue	$38.5 to $43.5	$162.0 to $167.0	$140.0 to $160.0
Total revenues	$390.5 to $400.5	$1,512.8 to $1,522.8	$1,641.0 to $1,686.0
Tower Cash Flow	$267.5 to $272.5	$1,027.9 to $1,032.9	$1,143.0 to $1,163.0
Adjusted EBITDA	$257.0 to $262.0	$989.1 to $994.1	$1,096.0 to $1,116.0
Net cash interest expense (2)	$76.5 to $78.5	$291.8 to $293.8	$305.0 to $315.0
Non-discretionary cash capital expenditures (3)	$6.5 to $7.5	$26.5 to $27.5	$30.0 to $40.0
AFFO	$169.0 to $178.0	$667.2 to $676.2	$733.0 to $776.0
Discretionary cash capital expenditures (4) (5)	$635.0 to $645.0	$1,772.2 to $1,782.2	$215.0 to $235.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions, ground lease purchases, and capital expenditures associated with the purchase of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.
(5)	Discretionary cash capital expenditures for the full year 2014 Outlook are net of a $17.9 million gain recognized in the first quarter of 2014 upon the settlement of currency hedges entered into in connection with the Oi acquisition closed March 31, 2014.

Conference Call Information

SBA Communications Corporation will host a conference call on Wednesday, November 5, 2014 at 10:00 AM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Wednesday, November 5, 2014 at 10:00 AM (Eastern)
Dial-in number:	(800) 230-1085
Conference call name:	SBA third quarter results
Replay:	November 5, 2014 at 1 PM through November 19, 2014 at 11:59 AM (Eastern)
Number:	USA (800) 475-6701, International (320) 365-3844
Access Code:	338747
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for 2014, (ii) portfolio and organic growth for 2014 and into 2015, both domestically and internationally, (iii) the Company’s financial and operational guidance for the fourth quarter of 2014, full year 2014, and full year 2015, and the ability to improve upon its full year 2015 Outlook, (iv) timing of closing for currently pending acquisitions, (v) spending additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, (vi) customer activity levels during 2014 and 2015, (vii) Brazil’s foreign exchange rates, (viii) the impact associated with iDEN lease terminations, and (ix) the amount and terms of any future financing and that such financing will be sufficient for its anticipated uses. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2014.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired communication sites into its business and to achieve the financial results projected in its valuation models for the acquired assets; (3) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (4) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (5) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (6) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (7) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (8) the Company’s ability to acquire land underneath towers on terms that are accretive; (9) the Company’s ability to realize economies of scale from its tower portfolio; (10) the Company’s ability to comply with covenants and the terms of its credit instruments; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; and (13) the Company’s ability to protect its rights to land under its towers. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 560 to 580 towers in 2015. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts) (unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013
Revenues:
Site leasing	$349,010	$287,483	$998,781	$840,488
Site development	44,283	44,611	123,481	128,982

Total revenues	393,293	332,094	1,122,262	969,470

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	77,926	68,042	223,049	203,927
Cost of site development	33,950	35,253	93,432	103,788
Selling, general, and administrative (1)	26,589	21,827	76,707	63,765
Acquisition related adjustments and expenses	(58)	3,599	10,728	11,378
Asset impairment and decommission costs	5,992	6,190	13,554	16,405
Depreciation, accretion, and amortization	159,410	133,281	464,858	400,006

Total operating expenses	303,809	268,192	882,328	799,269

Operating income	89,484	63,902	239,934	170,201

Other income (expense):
Interest income	161	274	428	1,612
Interest expense	(78,170)	(62,987)	(215,695)	(185,569)
Non-cash interest expense	(8,236)	(9,642)	(26,832)	(39,151)
Amortization of deferred financing fees	(4,599)	(3,981)	(13,114)	(11,508)
Loss from extinguishment of debt, net	(14,893)	(3)	(25,080)	(5,764)
Other income, net	611	34,175	20,384	34,873

Total other expense	(105,126)	(42,164)	(259,909)	(205,507)

Loss (income) before provision for income taxes	(15,642)	21,738	(19,975)	(35,306)
Provision for income taxes	(982)	(207)	(4,710)	(1,441)

Net (loss) income	$(16,624)	$21,531	$(24,685)	$(36,747)

Net (loss) income per common share
Basic	$(0.13)	$0.17	$(0.19)	$(0.29)

Diluted	$(0.13)	$0.16	(0.19)	(0.29)

Weighted average number of common shares
Basic	129,046	127,885	128,854	127,555

Diluted	129,046	136,912	128,854	127,555

(1)	Includes non-cash compensation of $6,319 and $4,146 for the three months ended September 30, 2014 and 2013, respectively, and $16,951 and $12,836 for the nine months ended September 30, 2014 and 2013, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$450,257	$122,112
Restricted cash	46,271	47,305
Short-term investments	5,541	5,446
Accounts receivable, net of allowance of $837 and $686 at September 30, 2014 and December 31, 2013, respectively	77,435	71,339
Costs and estimated earnings in excess of billings on uncompleted contracts	29,105	27,864
Prepaid and other current assets	65,777	69,586

Total current assets	674,386	343,652

Property and equipment, net	2,687,827	2,578,444
Intangible assets, net	3,910,755	3,387,198
Deferred financing fees, net	78,903	73,042
Other assets	457,121	400,852

Total assets	$7,808,992	$6,783,188

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$31,325	$24,302
Accrued expenses	78,643	86,131
Current maturities of long-term debt	1,078,318	481,886
Deferred revenue	108,054	94,658
Accrued interest	38,512	46,689
Other current liabilities	11,375	14,007

Total current liabilities	1,346,227	747,673

Long-term liabilities:
Long-term debt	6,471,770	5,394,721
Other long-term liabilities	288,612	283,828

Total long-term liabilities	6,760,382	5,678,549

Shareholders’ equity (deficit):
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 129,096 and 128,432 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,291	1,284
Additional paid-in capital	2,338,007	2,907,446
Accumulated deficit	(2,542,770)	(2,518,085)
Accumulated other comprehensive loss	(94,145)	(33,679)

Total shareholders’ equity (deficit)	(297,617)	356,966

Total liabilities and shareholders’ equity (deficit)	$7,808,992	$6,783,188

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	For the three months
	ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(16,624)	$21,531
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, accretion, and amortization	159,410	133,281
Non-cash interest expense	8,236	9,642
Deferred income tax expense (benefit)	(1,080)	(1,274)
Non-cash asset impairment and decommission costs	4,646	5,671
Non-cash compensation expense	6,416	4,207
Amortization of deferred financing fees	4,599	3,981
Loss from extinguishment of debt, net	14,893	3
Unrealized gain on foreign currency swap contract	—	(6,893)
Gain on sale of bankruptcy claim on convertible hedge	—	(27,330)
Other non-cash items reflected in the Statements of Operations	296	(11)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(9,993)	(14,255)
Prepaid and other assets	(27,526)	(34,966)
Accounts payable and accrued expenses	(7,706)	2,627
Accrued interest	(7,990)	(4,264)
Other liabilities	22,766	22,939

Net cash provided by operating activities	150,343	114,889

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(81,274)	(91,646)
Capital expenditures	(59,196)	(33,171)
Other investing activities	3,134	747

Net cash used in investing activities	(137,336)	(124,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	200,000	—
Repayment of Term Loans	(7,500)	(2,500)
Payment for the redemption of 8.25% Notes	(253,805)	—
Proceeds from employee stock purchase/stock option plans	670	4,062
Proceeds from 4.875% Senior Notes, net of fees	732,459	—
Payments for settlement of convertible debt	(11,303)	(1)
Payments for settlement of common stock warrants	(326,607)	(18,776)
Proceeds from sale of bankruptcy claim on convertible hedge	—	27,330
Other financing activities	(2,546)	(1,603)

Net cash provided by financing activities	331,368	8,512

Effect of exchange rate changes on cash and cash equivalents	(1,770)	636
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	342,605	(33)
CASH AND CASH EQUIVALENTS:
Beginning of period	107,652	189,442

End of period	$450,257	$189,409

Selected Capital Expenditure Detail

	For the three months ended September 30, 2014	For the nine months ended September 30, 2014
	(in thousands)

Tower new build construction	$24,289	$57,953
Tower upgrades/augmentations	18,732	42,257
Purchase of headquarters building	7,593	11,131
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	6,441	14,205
General corporate expenditures	2,141	5,801

Total non-discretionary capital expenditures	8,582	20,006

Total capital expenditures	$59,196	$131,347

Communication Site Portfolio Summary

	Domestic	International	Total

Sites owned at June 30, 2014	15,038	7,267	22,305
Sites acquired during the third quarter	84	10	94
Sites built during the third quarter	37	77	114
Sites reclassified/decommissioned during the third quarter	(60)	1	(59)

Sites owned at September 30, 2014	15,099	7,355	22,454

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, and Segment Operating Profit Margin; (ii) Cash Site Leasing Revenue; (iii) Tower Cash Flow and Tower Cash Flow Margin; (iv) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (v) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (vi) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit

Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2014	2013	2014	2013	2014	2013
	(in thousands)
Segment revenue	$293,775	$267,540	$55,235	$19,943	$349,010	$287,483
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(63,108)	(61,259)	(14,818)	(6,783)	(77,926)	(68,042)

Segment operating profit	$230,667	$206,281	$40,417	$13,160	$271,084	$219,441

Segment operating profit margin	78.5%	77.1%	73.2%	66.0%	77.7%	76.3%

	Site Development
	For the three months
	ended September 30,
	2014	2013
	(in thousands)
Segment revenue	$44,283	$44,611
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(33,950)	(35,253)

Segment operating profit	$10,333	$9,358

Segment operating profit margin	23.3%	21.0%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended September 30,		For the three months ended September 30,		For the three months ended September 30,
	2014	2013	2014	2013	2014	2013
	(in thousands)
Site leasing revenue	$293,775	$267,540	$55,235	$19,943	$349,010	$287,483
Non-cash straight-line leasing revenue	(10,004)	(14,908)	(6,485)	(1,690)	(16,489)	(16,598)

Cash site leasing revenue	283,771	252,632	48,750	18,253	332,521	270,885
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(63,108)	(61,259)	(14,818)	(6,783)	(77,926)	(68,042)
Non-cash straight-line ground lease expense	8,120	7,838	1,105	1,019	9,225	8,857

Tower Cash Flow	$228,783	$199,211	$35,037	$12,489	$263,820	$211,700

Tower Cash Flow Margin	80.6%	78.9%	71.9%	68.4%	79.3%	78.2%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2014	2013
	(in thousands)
Net (loss) income	$(16,624)	$21,531
Non-cash straight-line leasing revenue	(16,489)	(16,598)
Non-cash straight-line ground lease expense	9,225	8,857
Non-cash compensation	6,416	4,207
Loss from extinguishment of debt, net	14,893	3
Other income	(611)	(34,175)
Acquisition related adjustments and expenses	(58)	3,599
Asset impairment and decommission costs	5,992	6,190
Interest income	(161)	(274)
Total interest expense (1)	91,005	76,610
Depreciation, accretion, and amortization	159,410	133,281
Provision for taxes (2)	1,342	452

Adjusted EBITDA	$254,340	$203,683

Annualized Adjusted EBITDA (3)	$1,017,360	$814,732

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended September 30, 2014 and 2013, these amounts included $360 and $245, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2014	2013
	(in thousands)
Total revenues	$393,293	$332,094
Non-cash straight-line leasing revenue	(16,489)	(16,598)

Total revenues minus non-cash straight-line leasing revenue	$376,804	$315,496

Adjusted EBITDA	$254,340	$203,683

Adjusted EBITDA Margin	67.5%	64.6%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended September 30,
	2014	2013
	(in thousands)
Net (loss) income	$(16,624)	$21,531
Adjusted tax provision (benefit) (1)	36	(1,547)
Real estate related depreciation, amortization, and accretion	157,939	132,151

FFO	$141,351	$152,135

Adjustments to FFO:
Non-cash straight-line leasing revenue	(16,489)	(16,598)
Non-cash straight-line ground lease expense	9,225	8,857
Non-cash compensation	6,416	4,207
Non-real estate related depreciation, amortization, and accretion	1,471	1,130
Amortization of deferred financing costs and debt discounts	12,835	13,623
Interest deemed paid upon conversion of convertible notes	7,392	—
Loss from extinguishment of debt, net	14,893	3
Other income	(611)	(34,175)
Acquisition related adjustments and expenses	(58)	3,599
Asset impairment and decommission costs	5,992	6,190
Non-discretionary cash capital expenditures	(8,582)	(4,648)

AFFO	$173,835	$134,323

Weighted average number of common shares (2)	130,234	129,080

AFFO per share	$1.33	$1.04

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30,
2014
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
Revolving Credit Facility	300,000
2012-1 Term Loan A	176,250
2014 Term Loan B (carrying value of $1,492,778)	1,496,250

Total secured debt	5,142,500

4.0% Convertible Senior Notes (carrying value of $367,068)	367,068
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes	750,000

Total unsecured debt	2,417,068

Total debt	$7,559,568

Leverage Ratio
Total debt	$7,559,568
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(502,069)

Net debt	$7,057,499

Divided by: Annualized Adjusted EBITDA	$1,017,360

Leverage Ratio	6.9x

Secured Leverage Ratio
Total secured debt	$5,142,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(502,069)

Net Secured Debt	$4,640,431

Divided by: Annualized Adjusted EBITDA	$1,017,360

Secured Leverage Ratio	4.6x